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                                                     Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-76395

PROSPECTUS

                                MICROVISION, INC.

                        1,005,236 shares of Common Stock
                     145,495 Common Stock Purchase Warrants

     These shares of common stock and common stock purchase warrants are being offered and sold from time to time by one of our current shareholders. We issued the shares and warrants, or reserved the shares for issuance, to the selling shareholder in connection with an investment that the selling shareholder made in the Company in April 1999.

     The selling shareholder may sell the shares and warrants from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares and warrants. For additional information on the selling shareholder's possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 6. We will not receive any proceeds from the sale of the shares or warrants, but will bear the costs relating to the registration of the shares and warrants.

     Our common stock is traded on the Nasdaq National Market under the symbol "MVIS." On April 28, 2000, the closing price for our common stock was $33.0625 per share.

                         -------------------------------

     THIS SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AND OUR OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK OR THE COMMON STOCK PURCHASE WARRANTS.

                         -------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

                   The date of this Prospectus is May 4, 2000.

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                                TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----
Our Business ...........................................................    3
Selling Shareholder ....................................................    4
Plan of Distribution ...................................................    6
Experts ................................................................    7
Limitation of Liability and Indemnification ............................    8
Information Incorporated by Reference ..................................    8
Available Information ..................................................    9

     You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 8. Neither Microvision nor the selling shareholder has authorized any other person to provide you with information different from that contained in this prospectus.

     The shares of common stock and common stock purchase warrants are not being offered in any jurisdiction where the offering is not permitted.

     The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares or warrants.

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                                  OUR BUSINESS

     Microvision develops information display and related technologies that allow electronically generated images and information to be projected to a viewer's eye. We have developed prototype Retinal Scanning Display (RSD) technology devices, including portable color and monochrome versions and a full color table-top version, are currently refining and developing our RSD technology for defense and commercial applications, and expect to commercialize our technology through the development of products and as a supplier of personal display technology to original equipment manufacturers. We believe that our RSD technology will be useful in a variety of applications, including portable communications and visual simulation for defense, medical, industrial and entertainment that include applications requiring the superimposing of images on the user's field of vision. We expect that our RSD technology will allow for the production of highly miniaturized, lightweight, battery-operated displays that can be held or worn comfortably. Our scanning technology also may be applied to the capturing of images, in such products as digital cameras or bar code readers. We may expend funds in evaluating and developing solutions for possible future products involving this application.

     Our objective is to be a leading provider of personal display products and imaging technology in a broad range of professional and consumer applications. We intend to achieve this objective and to generate revenues through a combination of the following activities: the licensing of technology to original equipment manufacturers of electronics products; the provision of engineering services associated with cooperative development arrangements and research contracts; and the manufacture and sale of high-performance personal display products to professional users, directly or through joint ventures.

     Microvision was incorporated in 1993. Our principal executive offices are located at 19910 North Creek Parkway, Bothell, WA 98011-3008, and our telephone number is (425) 415-6847.

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                               SELLING SHAREHOLDER

     In April 1999, Capital Ventures International (the "selling shareholder") acquired 440,893 shares of common stock (the "Initial Shares"), a warrant to purchase 145,495 shares of common stock ("Series 1 Warrant") and a warrant to purchase 418,848 shares of common stock ("Series 2 Warrant"). On April 11, 2000, the selling shareholder acquired 418,848 shares of Common Stock from Company upon exercise of the Series 2 Warrant.

     The Series 1 Warrant is exercisable at $19.05 per share. The exercise price is subject to adjustment under certain circumstances in the event of stock splits, stock dividends, recapitalizations, reclassifications, and similar events, and if the Company sells certain securities at less than the market price (as defined in the Series 1 Warrant) of the Company's common stock. The exercise price does not adjust for changes in market price or other performance criteria. The Series 1 Warrant may, under certain circumstances, be converted into shares of common stock in a "cashless exercise" pursuant to which the converting holder may surrender to the Company a number of shares of common stock having a market value equal to the aggregate exercise price of the warrant being converted, reducing the total number of shares to be issued by the Company upon such conversion.

     We have registered in the registration statement of which this prospectus is a part the Initial Shares, the maximum number of shares of common stock issuable upon exercise of the Series 1 Warrant and the Series 2 Warrant, the Series 1 Warrant, and the Series 2 Warrant.

     The following table sets forth certain information as of February 11, 2000, regarding the ownership of the common stock by the selling shareholder and as adjusted to give effect to the sale of the shares offered hereby. The information relating to the shares beneficially owned prior to the offering is based on the Schedule 13G that the selling shareholder filed with the Securities and Exchange Commission on February 11, 2000, disclosing the beneficial ownership of the shares issuable upon exercise of the Series 1 Warrant and Series 2 Warrant, and assumes that the selling shareholder has not become the beneficial owner of additional shares after such date. The information relating to the shares being offered hereby represents:

     -    the Initial Shares; and

     - the maximum number of shares of common stock issuable upon exercise of the Series 1 Warrant; and

     -    the shares issued upon exercise of the Series 2 Warrant.


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
                                                                              Ownership After
                                                                           Offering if All Shares
                                         Shares                             Offered Hereby Are
                                      Beneficially                                 Sold
                                       Owned Prior       Shares Being
Selling Shareholder                    to Offering         Offered         Shares         Percent
--------------------------------     -------------       ------------      ------         -------
Capital Ventures International           564,343           1,005,236         -0-             --

     The selling shareholder is not entitled to exercise the Series 1 Warrant to the extent that the shares to be received by the selling shareholder upon such exercise would cause the selling shareholder to beneficially own more than 9.99% of the outstanding shares of the Company's common stock. Therefore, the number of shares set forth above and which the selling shareholder may sell pursuant to this prospectus may exceed the number of shares that the selling shareholder would otherwise beneficially own as determined pursuant to Section 13(d) of the Securities Exchange Act, as amended.

     The following table sets forth certain information as of May 1, 2000, regarding the ownership of common stock purchase warrants by the selling shareholder and as adjusted to give effect to the sale of the warrants offered hereby.

                                                               Ownership After
                                                               Offering if All
                                                              Warrants Offered
                                   Warrants       Warrants     Hereby Are Sold
                                  Owned Prior      Being
Selling Shareholder               to Offering     Offered     Warrants    Percent
------------------------------    -----------     --------    --------    ------
Capital Ventures International      145,495        145,495      -0-         --

     The selling shareholder and its officers and directors have not held any positions or office or had any other material relationship with the Company or any of its affiliates within the past three years.

     In recognition of the fact that the selling shareholder may wish to be legally permitted to sell its shares and warrants when it deems appropriate, the Company agreed with the selling shareholder to file with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares and warrants, and has agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares and warrants are no longer required to be registered for the sale thereof by the selling shareholder.

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                              PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interest. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. Microvision and the selling shareholders each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

     The selling shareholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

     - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchases.

     When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

     - enter into transactions involving short sales of the shares by broker-dealers;

     - sell shares short themselves and redeliver such shares to close out their short positions;

     - enter into option or other types of transactions that require the selling shareholders to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

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

     - loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the
Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling shareholders qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of
Section 5(b)(2) of the Securities Act.

     In addition to selling its shares under this prospectus, the selling shareholders may:

     - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

     - transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     - sell its shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     Upon notification by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction. In addition, we will file a supplement to this prospectus if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Microvision, Inc., for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


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

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, the Company's directors will not be liable for monetary damages to the Company or its shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. The Company's Amended and Restated Bylaws authorize the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

          (1)  Annual Report on Form 10-K for the year ended December 31, 1999;

          (2)  Proxy Statement for the 2000 Annual Meeting of Shareholders; and

          (3) The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 33-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).


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

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Microvision, Inc., 19910 North Creek Parkway, Bothell, WA 98011-3008, telephone (425) 415-6847.

     The information relating to the Company contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.

                              AVAILABLE INFORMATION

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with SEC rules.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the Registration statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance you should refer to the copy of such contract or other document filed as an exhibit to the Registration statement.


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